EXHIBIT 11



                     CT COMMUNICATIONS, INC.
                         AND SUBSIDIARIES

                 Computation of Earnings Per Share

                                           Years Ended
                              --------------------------------------
                               December 31  December 31  December 31
                                  1996         1995         1994
                              ------------  -----------  -----------




Computation of share
totals used in computing
earnings per share:

Weighted average number
 of shares outstanding
 (Adjusted for stock split
  May 3, 1996)               1,484,789     1,478,922     1,475,523

Primary average shares:

  a - Outstanding            1,484,789     1,478,922     1,475,523

Incremental shares arising
 from oustanding stock
 options:                        12,861       13,140         5,019
                              ---------  ------------  -----------
   b - Totals                 1,497,650    1,492,062     1,480,542

   c - Net Income            10,368,886   12,923,608     8,250,400
                             ----------  -----------  ------------

Net Income Per Share
 Primary - (c/a)             $     6.98   $    8.74    $     5.59
                             ----------  -----------  ------------

Net Income Per Share
 assuming full dilution
  (c/b)                      $     6.98   $    8.66    $     5.57
                             ----------  -----------  -----------